EXHIBIT  23.3

CONSENT OF GEOLOGIST

This Consent of Geologist (the "Consent") is granted this 9th day of  June 2011 by  Charles P. Watson, (the “Geologist") to Cascade Springs Ltd., a Nevada corporation (the "Company"), to be effective as of the date of signing.

Pursuant to Item 601(b)(23) of Regulation S-B, the Geologist hereby authorizes the Company to use, summarize and reference any professional works, publications, reviews and/or estimates produced by the Geologist for the purposes of filing a Registration Statement on Form S-1 with the Securities and Exchange Commission, to be made publicly available. Additionally, Geologist consents to the use of the Company's summary of the Geologist’s  “Claim Staking of the Mineral Rights for the Montana de Oro 1-4 Lode Mining Claims, Esmeralda County, Nevada,”, dated October 26,  2010, contained throughout the Company's Form S-1 Registration Statement, filed herewith.  Also Geologist consents to the use of the Company's summary of the Geologist’s “Phase 1 Reconnaissance Sampling Report of the Montana do Oro 1-6 Mining Claims, Esmeralda County, Nevada. dated February 23,  2011”, contained throughout the Company's Form S-1 Registration Statement, filed herewith.

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IN WITNESS WHEREOF, Charles P. Watson, hereby consents to the aforesaid conditions and circumstances and agrees to be named in the Form S-1 Registration Statement pursuant to Section 7(a) of the Securities Act.

By: /s/ Charles P. Watson
Charles P. Watson